Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Neil Maitland
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS SECOND QUARTER 2011 RESULTS
NEW YORK, NY — August 2, 2011 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended June 30, 2011.
•	Adjusted EBITDA was $11.8 million in the second quarter of 2011. Excluding the impact of asset sales and Hard Rock, Adjusted EBITDA increased by $3.7 million from the comparable period in 2010.
•
Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 16.1%, or 14.4% in constant dollars, in the second quarter of 2011 from the comparable period in 2010, driven primarily by an 11.1% increase in average daily rate (“ADR”) (9.4% in constant dollars).

•
EBITDA from Owned Comparable Hotels increased by 26% in the second quarter of 2011 as compared to the same period in 2010, driven by a 13.5% RevPAR increase. Operating margins at Owned Comparable Hotels increased by 340 basis points.

•
In May 2011, the Company completed the sales of three hotels and utilized a portion of the net proceeds to retire $140 million of debt. The Company continues to operate these hotels under long-term management agreements.

•
In June 2011, the Company acquired from affiliates of China Grill Management (“CGM”) the 50% interests CGM owned in MHG’s food and beverage joint ventures with CGM for approximately $20 million thereby giving the Company operational control over its food and beverage operations.

•	In July 2011, the Company entered into a new $100 million senior secured revolving credit facility.
•
In August 2011, the Company entered into a hotel management and residential licensing agreement for a 310-room Mondrian-branded hotel, to be the lifestyle hotel destination in the 1,000 acre destination resort metropolis, Baha Mar Resort, in Nassau, The Bahamas.

Michael Gross, CEO of the Company, said: “We are moving quickly to become a global leader in lifestyle hospitality management. The goal is and always will be clear: to drive growth and long term shareholder value. Four months into the new management structure, we’ve acted swiftly to position ourselves for success. Asset sales and a new $100 million credit facility have allowed us to address key short-term debt maturities while providing liquidity to grow. Second quarter results outperformed industry averages across all our markets and we’re particularly pleased with the early success of the Mondrian SoHo, which we view as a reflection of our brands’ untapped growth potential. We’re excited about our robust development pipeline that is already beginning to show results, as reflected by the just-announced Mondrian management agreement at Baha Mar.”

Second Quarter 2011 Operating Results
Adjusted EBITDA for the second quarter of 2011 was $11.8 million, a decrease of 14.8% from the same period in 2010. Excluding the EBITDA contribution from the three hotels MHG sold in May 2011 and from Hard Rock Hotel & Casino in Las Vegas, which the Company managed and partially owned until March 2011, Adjusted EBITDA increased by $3.7 million from the second quarter of 2010. This increase was due to strong operating results in all of the Company’s major markets and the rapid ramp-up at our new Mondrian hotel in New York’s SoHo neighborhood.
RevPAR at System-Wide Comparable Hotels increased by 16.1% (14.4% in constant dollars) in the second quarter of 2011 compared to the second quarter of 2010 driven primarily by gains in ADR, which increased by 11.1% (9.4% in constant dollars).
Results were strong across all the Company’s major markets, led by its South Beach hotels, which continue to benefit from both strong domestic and international travel. At MHG’s key EBITDA contributors, Delano’s RevPAR increased by 22.0%, the London hotels’ RevPAR increased 19.2% (9.0% in constant dollars) despite a significant amount of rooms out of service at St. Martins Lane due to a replacement of the air conditioning system, and Hudson’s RevPAR increased 7.3%. Mondrian SoHo, in its first full quarter, posted an occupancy rate of 84.3% during the three months ended June 30, 2011 and ADR of $297.31.
Primarily as a result of the sale in May 2011 of Mondrian Los Angeles, Royalton and Morgans , MHG recorded a decrease of 7.7% in total hotel revenues during the second quarter of 2011 as compared to the same period in 2010. At MHG’s Comparable Owned Hotels, which includes Hudson, Delano and Clift, RevPAR increased 13.5% in the three months ended June 30, 2011 as compared to the same period in 2010.
The Company also recorded decreases in operating expenses, depreciation and amortization and interest expense during the second quarter of 2011 as a result of the May 2011 sale of these three hotels. MHG continues to manage these hotels pursuant to long-term management agreements, and as a result, the gains on sales are deferred and recognized over the initial term of the respective management agreements. During the three months ended June 30, 2011, the Company recorded $0.6 million of this gain as income.
Operating margins at Comparable Owned Hotels increased by 340 basis points in the second quarter of 2011 compared to the same period last year. The strong margin expansion was driven by increases in ADR, which accounted for approximately 70% of the RevPAR growth at the Company’s Comparable Owned Hotels.
MHG recorded a net loss of $11.4 million in the second quarter of 2011 compared to a loss of $21.1 million in the second quarter of 2010 due primarily to the decreases in interest expense and the Company’s equity in loss of unconsolidated joint ventures.
Balance Sheet and Liquidity
During the second quarter, MHG took significant steps in transforming its balance sheet to provide the Company with capital to grow.

In May 2011, the Company completed the sales of Mondrian Los Angeles, Royalton and Morgans for aggregate net proceeds of $268.1 million. The Company used the proceeds, along with cash in escrow, to retire the $103.5 million mortgage on Mondrian Los Angeles and the outstanding balance on the Company’s revolving credit facility for which Royalton, Morgans and Delano South Beach served as collateral. Net proceeds after this repayment of debt was approximately $133 million. The Company utilized $145 million of tax net operating loss carryforwards to offset the gain on asset sales.
In July 2011, the Company entered into a new $100 million senior secured revolving credit facility with additional borrowing capacity up to $110 million. The facility’s interest rate is LIBOR plus 4.0%, subject to a LIBOR floor of 1.0%. The facility matures in three years and is secured by Delano in South Beach. The credit facility contains standard financial covenants, including a minimum fixed charge coverage ratio of 1.05x in the first year and 1.10x thereafter. This provides MHG with capacity to help finance growth and to reinvest in its existing hotels.
As a result of the hotel sales, MHG’s total consolidated debt at June 30, 2011, excluding the Clift lease, was $448.9 million with a weighted average interest rate of 2.71%. At June 30, 2011, MHG had $109.6 million of cash and cash equivalents and $22.3 million of restricted cash.
MHG’s total pro forma liquidity as of June 30, 2011, giving effect to the new $100 million revolving credit facility as if it had closed on June 30, 2011, would have been $209.6 million. The Company intends to utilize this liquidity to refinance outstanding debt on Hudson, provide capital for new hotels and to renovate existing hotels.
After the sale of the three hotels in May 2011, MHG currently has approximately $140 million of remaining tax net operating loss carry forwards to offset future income, including gains on future asset sales.
Development Activity
MHG is focused on growing its portfolio, primarily with its core brands, in major gateway markets and key resort destinations and intends to utilize the majority of its liquidity to fund new hotel growth.
In August, MHG entered into a hotel management and residential licensing agreement for a 310-room Mondrian-branded hotel, to be the lifestyle hotel destination in the 1,000 acre destination resort metropolis, Baha Mar Resort, in Nassau, The Bahamas. This hotel is expected to represent the fifth Mondrian hotel in the expansion of the Company’s iconic brand. Upon completion and opening of the hotel, MHG will operate Mondrian at Baha Mar pursuant to a 20-year management agreement. The hotel is scheduled to open in late 2014. MHG is required to fund approximately $10 million of key money just prior to and at opening of the hotel. At signing, this amount was funded into escrow and the Company is in the process of replacing this obligation with a $10 million standby letter of credit for up to 48 months.
In June 2011, the Company acquired from affiliates of CGM the 50% interests CGM owned in MHG’s food and beverage joint ventures with CGM for approximately $20 million. The joint ventures operated certain restaurants and bars at Delano South Beach, Mondrian Los Angeles, Mondrian South Beach, Morgans, Sanderson and St Martins Lane. CGM has agreed to continue to manage the food and beverage operations at these properties for a transitional period pursuant to short-term cancellable management agreements while the Company reassesses its food and beverage strategy.

At its existing hotels, MHG intends to spend approximately $5 to $7 million on projects at Delano which are expected to have a positive EBITDA impact. This includes upgrades to Delano’s exclusive bungalows and suites, improvements to the public areas and additional meeting space. The Company anticipates this work will be performed in the third quarter and early fourth quarter to minimize revenue displacement and to have the upgraded facilities completed and available for the peak travel season in South Beach.
MHG is currently reviewing the scope of renovation work to be completed at Hudson, which is planned to commence during New York’s seasonally slow first quarter of 2012. As part of this renovation, the Company intends to convert 16 SRO units into guest rooms at a cost of approximately $2 million, or $125,000 per room, significantly below recent trading prices of hotel rooms in New York City.
2011 Outlook
MHG’s outlook is based on trends in its markets, although various factors, including uncertainty in the economy and volatility in travel and weather patterns, could result in changes to this outlook.
MHG expects that the RevPAR increase at System-Wide Comparable Hotels for 2011 compared to 2010 should be at the high-end of our previous guidance of an increase of 7% to 9%. MHG is confident in its ability to generate strong flow-through to EBITDA, although the Company is not providing further detail on projected EBITDA at this time, given the transitional nature of this year and multiple moving parts as it moves toward a brand and management focused business model.
Conference Call
MHG will host a conference call to discuss the second quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at 5:00 PM Eastern time and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 77279242. A replay of the call will be available three hours after the call and can be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers; the conference ID is 77279242. The replay will be available from August 3, 2011 through August 9, 2011.
Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under renovation during the current or the prior year, development projects and discontinued operations. Owned Comparable Hotels for the three and six months ended June 30, 2011 and 2010 includes Hudson in New York, Delano in South Beach and Clift in San Francisco.
“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the three and six months ended June 30, 2011 and 2010 excludes the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which MHG no longer manages effective March 1, 2011, Mondrian Scottsdale, which effective March 16, 2010 was no longer owned or managed by MHG, Mondrian SoHo, which opened in February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, and Hotel Las Palapas, which is a non-MHG branded hotels.

“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico. Morgans also owns, or has ownership interests in, several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion including a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar and a hotel in New York to be branded with one of MHG’s existing brands. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in Morgans’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other documents filed by Morgans with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements
(In thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Revenues:
Rooms	$33,485	$35,093	$64,519	$64,343
Food & beverage	15,611	17,549	33,641	35,045
Other hotel	1,733	2,444	3,749	4,653

Total hotel revenues	50,829	55,086	101,909	104,041
Management and other fees	3,380	5,103	6,704	9,532

Total revenues	54,209	60,189	108,613	113,573

Operating Costs and Expenses:
Rooms	9,685	10,291	20,859	20,316
Food & beverage	13,135	14,184	28,237	28,100
Other departmental	1,036	1,260	2,247	2,512
Hotel selling, general and administrative	10,792	11,811	23,350	23,248
Property taxes, insurance and other	3,704	4,711	7,889	8,811

Total hotel operating expenses	38,352	42,257	82,582	82,987
Corporate expenses:
Stock based compensation	2,031	2,790	6,018	6,588
Other	6,018	6,430	12,865	12,637
Depreciation and amortization	4,199	8,011	12,572	15,356
Restructuring, development and disposal costs	3,800	1,189	8,393	1,866

Total operating costs and expenses	54,400	60,677	122,430	119,434
Operating loss	(191)	(488)	(13,817)	(5,861)

Interest expense, net	10,014	12,389	19,008	24,739
Equity in loss of unconsolidated joint ventures	910	7,739	10,393	8,002
Gain on asset sales	(620)	—	(620)	—
Other non-operating expense	879	163	2,269	15,192

Pre tax loss	(11,374)	(20,779)	(44,867)	(53,794)
Income tax expense	428	279	293	573

Net loss from continuing operations	(11,802)	(21,058)	(45,160)	(54,367)

(Loss) Income from discontinued operations, net of tax	(5)	(447)	485	16,755

Net loss	(11,807)	(21,505)	(44,675)	(37,612)

Net loss attributable to noncontrolling interest	383	434	1,208	581

Net loss attributable to Morgans Hotel Group Co.	$(11,424)	$(21,071)	$(43,467)	$(37,031)

Preferred stock dividends and accretion	(2,229)	(2,114)	(4,416)	(4,192)

Net loss attributable to common stockholders	$(13,653)	$(23,185)	$(47,883)	$(41,223)

(Loss) income per share:
Basic and diluted from continuing operations	$(0.45)	$(0.75)	$(1.55)	$(1.91)
Basic and diluted from discontinued operations	$(0.00)	$(0.01)	$0.02	$0.55
Basic and diluted attributable to common stockholders	$(0.45)	$(0.76)	$(1.53)	$(1.36)

Weighted average common shares outstanding — basic and diluted	30,498	30,484	31,255	30,395

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Six Months			Six Months
	Ended June 30,		%	Ended June 30,		%	Ended June 30,		%	Ended June 30,		%
Selected Hotel Operating Statistics (1)	2011	2010	Change	2011	2010	Change	2011	2010	Change	2011	2010	Change
Hudson
Occupancy	95.6%	94.3%	1.4%				85.7%	85.7%	0.0%
ADR	$224.96	$212.51	5.9%				$196.86	$189.87	3.7%
RevPAR	$215.06	$200.40	7.3%				$168.71	$162.72	3.7%

Delano
Occupancy	71.6%	62.4%	14.7%				70.9%	62.7%	13.1%
ADR	$464.78	$437.21	6.3%				$524.01	$545.16	-3.9%
RevPAR	$332.78	$272.82	22.0%				$371.52	$341.82	8.7%
Clift
Occupancy	77.1%	73.1%	5.5%				75.5%	66.7%	13.2%
ADR	$217.56	$183.10	18.8%				$216.34	$191.30	13.1%
RevPAR	$167.74	$133.85	25.3%				$163.34	$127.60	28.0%

Total Owned Comparable Hotels
Occupancy	87.4%	84.3%	3.7%				80.9%	77.5%	4.4%
ADR	$250.46	$228.81	9.5%				$241.38	$230.14	4.9%
RevPAR	$218.90	$192.89	13.5%				$195.28	$178.36	9.5%

St. Martins Lane
Occupancy	69.5%	75.8%	-8.3%	69.5%	75.8%	-8.3%	69.1%	74.5%	-7.2%	69.1%	74.5%	-7.2%
ADR	$417.83	$346.50	20.6%	$413.91	$375.34	10.3%	$385.02	$335.37	14.8%	$385.02	$355.05	8.4%
RevPAR	$290.39	$262.65	10.6%	$287.67	$284.51	1.1%	$266.05	$249.85	6.5%	$266.05	$264.51	0.6%

Sanderson
Occupancy	77.4%	71.1%	8.9%	77.4%	71.1%	8.9%	73.2%	72.8%	0.5%	73.2%	72.8%	0.5%
ADR	$470.36	$393.04	19.7%	$465.95	$425.75	9.4%	$439.31	$383.31	14.6%	$439.31	$405.80	8.3%
RevPAR	$364.06	$279.45	30.3%	$360.65	$302.71	19.1%	$321.57	$279.05	15.2%	$321.57	$295.42	8.9%

Shore Club
Occupancy	64.7%	57.5%	12.5%				64.8%	60.6%	6.9%
ADR	$289.43	$255.31	13.4%				$314.96	$315.54	-0.2%
RevPAR	$187.26	$146.80	27.6%				$204.09	$191.22	6.7%

Mondrian South Beach
Occupancy	64.1%	54.5%	17.6%				67.4%	57.3%	17.6%
ADR	$240.69	$201.10	19.7%				$271.23	$262.22	3.4%
RevPAR	$154.28	$109.60	40.8%				$182.81	$150.25	21.7%

Ames
Occupancy	81.8%	79.9%	2.4%				70.1%	59.8%	17.2%
ADR	$229.90	$217.80	5.6%				$208.64	$203.04	2.8%
RevPAR	$188.06	$174.02	8.1%				$146.26	$121.42	20.5%

Morgans (2)
Occupancy	92.9%	94.2%	-1.4%				85.9%	90.6%	-5.2%
ADR	$274.40	$251.92	8.9%				$256.70	$233.92	9.7%
RevPAR	$254.92	$237.31	7.4%				$220.51	$211.93	4.0%

Royalton (2)
Occupancy	91.4%	92.6%	-1.3%				86.1%	90.0%	-4.3%
ADR	$301.48	$279.54	7.8%				$278.92	$260.05	7.3%
RevPAR	$275.55	$258.85	6.5%				$240.15	$234.05	2.6%

Mondrian LA (2)
Occupancy	80.7%	74.6%	8.2%				78.3%	68.6%	14.1%
ADR	$270.90	$258.80	4.7%				$271.97	$264.40	2.9%
RevPAR	$218.62	$193.06	13.2%				$212.95	$181.38	17.4%

System-wide Comparable Hotels
Occupancy	80.8%	77.3%	4.5%	80.8%	77.3%	4.5%	76.7%	73.2%	4.8%	76.7%	73.2%	4.8%
ADR	$278.67	$250.83	11.1%	$278.22	$254.28	9.4%	$273.11	$258.86	5.5%	$273.11	$261.36	4.5%
RevPAR	$225.17	$193.89	16.1%	$224.80	$196.56	14.4%	$209.48	$189.49	10.5%	$209.48	$191.32	9.5%

Mondrian SoHo (3)
Occupancy	84.3%	0.0%	n/m				77.2%	0.0%	n/m
ADR	$297.31	$—	n/m				$285.44	$—	n/m
RevPAR	$250.63	$—	n/m				$220.36	$—	n/m

San Juan Water and Beach Club (4)
Occupancy	61.2%	64.5%	-5.1%				69.1%	68.2%	1.3%
ADR	$121.36	$123.52	-1.7%				$131.28	$143.63	-8.6%
RevPAR	$74.27	$79.67	-6.8%				$90.71	$97.96	-7.4%

Hotel Las Palapas (4)
Occupancy	59.5%	47.5%	25.3%	59.5%	47.5%	25.3%	73.2%	62.9%	16.4%	73.2%	62.9%	16.4%
ADR	$138.78	$130.88	6.0%	$136.74	$138.27	-1.1%	$153.03	$148.05	3.4%	$153.03	$157.79	-3.0%
RevPAR	$82.57	$62.17	32.8%	$81.36	$65.68	23.9%	$112.02	$93.12	20.3%	$112.02	$99.25	12.9%

Hard Rock (5)
Occupancy	0.0%	81.8%	-100.0%				80.7%	79.7%	1.3%
ADR	$—	$145.52	-100.0%				$128.31	$130.28	-1.5%
RevPAR	$—	$119.04	-100.0%				$103.55	$103.83	-0.3%

(1)	Not included in the above table are discontinued operations.

(2)	MHG sold these hotels in May 2011 and continues to manage the hotels pursuant to long-term management agreements.

(3)	MHG opened and began managing this hotel in February 2011. Statistics are for the period MHG operated the hotel.

(4)
As these hotels are not Morgans Hotel Group branded hotels, MHG believes that the hotel operating data for these hotels does not provide a meaningful depiction of the performance of its branded hotels. Effective July 13, 2011, the Company no longer operates the San Juan Water and Beach Club.

(5)
MHG ceased managing this hotel on March 1, 2011. Statistics for the six months ended June 30, 2011 are for the period MHG managed the hotel. In addition, as customary in the gaming industry, average occupancy and average daily rate for the Hard Rock are presented including rooms provided on a complimentary basis which is not the practice in the lodging industry.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•
Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives, costs of financings, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, and changes in fair market value of the warrants issued to investors in the Company;

•
Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects, the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets, and severance costs related to restructuring initiatives. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.

•
Impairment loss on development projects, hotels, investments in joint ventures and receivables from joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to assets under development, wholly-owned assets, or investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;
•
The EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest; and

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.
We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under accounting principles generally accepted in the United States, or U.S. GAAP, and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.
A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation
(In thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Net loss attributable to Morgans Hotel Group Co.	$(11,424)	$(21,071)	$(43,467)	$(37,031)
Interest expense, net	10,014	12,389	19,008	24,739
Income tax expense	428	279	293	573
Depreciation and amortization expense	4,199	8,011	12,572	15,356
Proportionate share of interest expense from unconsolidated joint ventures	1,905	3,496	4,716	7,371
Proportionate share of depreciation expense from unconsolidated joint ventures	1,386	2,170	3,578	5,611
Proportionate share of depreciation expense of noncontrolling interests in consolidated joint ventures	(85)	(89)	(183)	(179)
Net income attributable to noncontrolling interest	(369)	(690)	(1,411)	(1,218)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(130)	(2,407)	7,007	(6,403)

EBITDA	5,924	2,088	2,113	8,819

Add: Other non operating expense	879	163	2,269	15,192
Add: Other non operating expense from unconsolidated joint ventures	809	7,411	757	7,507
Add: Restructuring, development and disposal costs	3,800	1,189	8,393	1,866
Less: EBITDA from Clift, a leased hotel	(1,054)	(53)	(2,129)	22
Add: Stock based compensation	2,031	2,790	6,018	6,588
Less: Gain on assets sale	(620)	—	(620)	—
Less: Loss (income) from hotel ownership changes and discontinued operations	5	228	(485)	(17,415)

Adjusted EBITDA	$11,774	$13,816	$16,316	$22,579

Impact of Asset Sales and Terminated Joint Venture Interests:
Sold Hotels EBITDA (1)	$1,476	$4,048	$3,401	$5,825
Sold Hotels Management Fees — Post-Sale (2)	415	—	415	—
Hard Rock Hotel & Casino EBITDA (3)	—	701	300	1,177
Hard Rock Hotel & Casino Management Fees (4)	—	2,916	832	4,875

Impact to Adjusted EBITDA, After Asset Sales and Hard Rock	$1,891	$7,665	$21,264	$34,456

(1)
Reflects the EBITDA of Mondrian Los Angeles, Royalton and Morgans, the three hotels sold by the Company in May 2011, through their respective dates of sale. This hotel EBITDA is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.

(2)	Reflects the management fees earned by the Company from the date of sale of each hotel through the end of the period.

(3)	Reflects the EBITDA of the hotel for the period the Company had a minority interest. Effective March 1, 2011, the Company no longer had an ownership interest in this hotel.

(4)	Reflects the management fees earned by the Company during the period it operated the hotel. Effective March 1, 2011, the Company ceased managing this hotel.

Hotel EBITDA Analysis (1)
(In thousands, except percentages)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2011	2010	Change	2011	2010	Change

Hudson	$6,106	$5,529	10%	$4,176	$6,039	-31%
Delano	3,750	3,099	21%	9,138	8,664	5%
Clift	1,054	53	n/m	2,129	(22)	n/m

Owned Comparable Hotels	10,910	8,681	26%	15,443	14,681	5%

St Martins Lane	1,272	1,295	-2%	2,339	2,393	-2%
Sanderson	1,035	692	50%	1,662	1,363	22%
Shore Club	98	44	123%	237	251	-6%
Mondrian South Beach	89	(118)	-175%	630	337	87%
Ames	135	77	75%	30	(140)	-121%

Joint Venture Comparable Hotels	2,629	1,990	32%	4,898	4,204	17%

Owned and Joint Venture Comparable Hotels	13,539	10,671	27%	20,341	18,885	8%

Morgans (2)	24	412	-94%	(154)	395	-139%
Royalton (2)	638	518	23%	254	323	-21%
Mondrian Los Angeles (2)	814	3,118	-74%	3,301	5,107	-35%

Sold Hotels	1,476	4,048	-64%	3,401	5,825	-42%

Total System-Wide Comparable Hotels	15,015	14,719	2%	23,742	24,710	-4%

Hard Rock — Joint Venture (3)	—	701	-100%	300	1,177	-75%
Mondrian SoHo — Joint Venture (4)	432	—	n/m	467	—	n/m

Total Hotels	$15,447	$15,420	0%	$24,509	$25,887	-5%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.

(2)
In May 2011, MHG sold these three hotels. Information is for the period MHG owned the hotels, and is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation.

(3)	MHG had a minority ownership interest in this hotel until March 1, 2011. Information for the six months ended June 30, 2011 is for the period MHG had an ownership interest in the hotel.

(4)	This hotel opened in February 2011. Information is for the period the hotel was open.

Owned Comparable Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2011	2010	Change	2011	2010	Change

Hudson	$16,326	$15,161	8%	$25,467	$24,475	4%
Delano	5,873	4,814	22%	13,039	12,004	9%
Clift	5,677	4,534	25%	10,998	8,598	28%

Total Owned Comparable Hotels (1)	$27,876	$24,509	14%	$49,504	$45,077	10%

Owned Comparable Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months			Six Months
	Ended June 30,		%	Ended June 30,		%
	2011	2010	Change	2011	2010	Change

Hudson	$20,326	$19,230	6%	$32,281	$31,163	4%
Delano	11,928	10,494	14%	25,992	24,780	5%
Clift	8,431	7,447	13%	17,181	14,613	18%

Total Owned Comparable Hotels (1)	$40,685	$37,171	9%	$75,454	$70,556	7%

(1)	Does not include revenue from Royalton, Morgans or Mondrian Los Angeles for the period owned during the quarters ended, as these hotels are no longer Owned Comparable Hotels.

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Outstanding Debt at
Consolidated Operations	June 30, 2011	June 30, 2011

Hudson	$15,569	$233,769

Management Fees	15,510
Corporate Expenses	(23,879)
Other Debt (1)	—	215,106

Total	$7,200	448,875

Less: Cash		(109,593)

Net Debt		$339,282

(1)	Includes outstanding debt on convertible notes and trust preferred securities and excludes the lease obligation at Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
	Ownership	Ended	Debt
Joint Venture Comparable Hotels (1)	Percentage	June 30, 2011	June 30, 2011

Sanderson and St. Martins Lane	50%	$10,084	$79,600
Shore Club	7%	204	8,364
Mondrian South Beach	50%	385	44,840
Ames	31%	284	14,173

(1)
Includes information only for System-Wide Comparable Hotels that are owned by joint ventures. Mondrian SoHo, which opened in February 2011, is not a System-Wide Comparable Hotel. At June 30, 2011, MHG’s proportionate share of third party debt on Mondrian SoHo is $39.8 million.

Balance Sheets
(In thousands)

	June 30,	Dec 31,
	2011	2010

ASSETS:
Property and equipment, net	$283,493	$291,078
Goodwill	54,057	53,691
Investments in and advances to unconsolidated joint ventures	20,571	20,450
Assets held for sale, net	—	194,964
Investment in property held for non-sale disposition, net	—	9,775
Cash and cash equivalents	109,593	5,250
Restricted cash	22,280	28,783
Accounts receivable, net	6,776	6,018
Related party receivables	5,393	3,830
Prepaid expenses and other assets	9,098	7,007
Deferred tax asset, net	80,404	80,144
Other, net	12,697	13,786

Total assets	$604,362	$714,776

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$534,865	$558,779
Mortgage debt of property held for non-sale disposition	—	10,500
Accounts payable and accrued liabilities	26,656	23,604
Debt obligations, accounts payable and accrued liabilities of assets held for sale	—	107,161
Accounts payable and accrued liabilities of property held for non-sale disposition	—	1,162
Distributions and losses in excess of investment in unconsolidated joint ventures	—	1,509
Deferred gain on asset sales	79,878	—
Other liabilities	14,260	13,866

Total liabilities	655,659	716,581

Total Morgans Hotel Group Co. stockholders’ deficit	(60,467)	(12,721)
Noncontrolling interest	9,170	10,916

Total stockholders’ deficit	(51,297)	(1,805)

Total liabilities and stockholders’ deficit	$604,362	$714,776